Exhibit 99.1

Key Technology Announces Joint Venture With Peco Controls

    WALLA WALLA, Wash.--(BUSINESS WIRE)--July 8, 2004--Key Technology, Inc. (Nasdaq:KTEC) announced today that it has formed a new company with Peco Controls Corporation ("Peco") for the product development, manufacturing, and sales of x-ray inspection systems.
    The new company, InspX, is jointly owned by Key Technology and Peco and will be based in Fremont, California. InspX combines Peco's expertise and all intellectual property rights in x-ray technology with Key's established name and global sales and marketing reach. Peco has developed a number of unique process control systems for the food, beverage, and pharmaceutical industries, including ScanTrac which is a compact, high performance x-ray system used to inspect packaged products for foreign material contamination or packaging imperfections.
    The new entity was formed by Key and Peco to capitalize on a growing interest from food and drug companies to implement processes that ensure the safety and integrity of consumer products. InspX will focus on aggressively marketing the current ScanTrac product line and on developing new products and applications to meet the growing demands of the market.
    "By combining with Peco to form InspX, we are able to add an established product and new technical expertise in x-ray to Key's product offerings, which will make it possible for us to access new market areas. In addition, this investment fits our strategy to expand our capabilities in product inspection beyond camera-based inspection and adds a critical anchor product, which will help facilitate a larger role for Key in the packaging lines of processing plants," commented Kirk W. Morton, President and CEO of Key Technology.
    "We are pleased to join forces with Peco and believe that this joint venture creates a company with a competitive business structure, strong technology, a global presence, and excellent growth prospects."

    About Key Technology, Inc.

    Key Technology, Inc., headquartered in Walla Walla, Washington, is a worldwide leader in the design and manufacture of process automation systems for the food processing and industrial markets. The Company's products integrate electro-optical inspection and sorting, specialized conveying and product preparation equipment, which allow processors to improve quality, increase yield and reduce cost. Key has manufacturing facilities in Washington, Oregon and the Netherlands, and worldwide sales and service coverage.

    About Peco Controls

    Peco Controls Corporation, based in Fremont, California, is a leading provider of package inspection systems and package handling devices including container stops, ejectors, and diverters. Peco systems are offered through a network of global sales and service representatives.

    Note: News releases and other information on Key Technology, Inc. can be accessed at www.key.net on the Internet.

    CONTACT: Key Technology, Inc.
             Phyllis Best, 509-529-2161